Exhibit 99.2

Chairman’s Address
to the Annual Meeting of Shareholders

James M. Lindstrom
Chairman and Chief Executive Officer
Tuesday, February 5, 2013

Dear Fellow Shareholders:

Welcome to our 2012 Annual Meeting of Shareholders.  I am pleased to report to you on our progress of the past year as we continue to position IES for long-term, sustainable growth and profitability.

As you know, in 2011, we set out a plan to sharpen the strategic focus of our business, while also positioning the company on a short-term path to profitability.  Thanks to the dedication and hard work of our more than 2,500 employees, I am proud to report that IES made significant progress in 2012 against these goals, while also strengthening our capital foundation.  We believe that we have established a well-balanced portfolio of electrical service businesses that is further enhanced by the future benefits of an NOL of $452 million at September 30, 2012.

During fiscal year 2012, we witnessed several signs of improving confidence in our progress at IES, demonstrated by a 34% increase in our backlog, a 12% increase in revenue and a 124% increase in our share price.  These signs of confidence could not have been achieved without the commitment of our employees and the support of our customers and financial partners.

Delivered Improved Financial Performance and Strengthened our Foundation in 2012

In fiscal year 2012, IES reported an operating loss from Continuing Operations of $389,000, a dramatic improvement from operating losses from Operations of $17.2 and $19.4 million in the fiscal years ended 2011 and 2010, respectively.  IES’ diluted loss per share from Continuing Operations improved to $0.18 from $1.35 and $1.57 in the fiscal years ended 2011 and 2010, respectively.  While these results fell short of our expectations for profitability, primarily due to certain non-recurring expenses, including litigation and severance costs, we believe we achieved important structural improvements that will yield benefits moving forward.

Employees Delivering More with Less

The foundation of IES today is our more than 2,500 employees and the customers they serve.  Building a strong culture of performance and accountability, driven by an “ownership mindset,” helps leverage this foundation by providing more and better services with the same or fewer resources. While we operate in a broad range of markets, we aim to have a consistent company culture that encourages employees to approach all aspects of their jobs as if they were the owners of the business.  This ownership mindset can be quite powerful and contributed to multiple areas of customer service and productivity improvement, including new electrical service offerings, improved project execution, low levels of SG&A as a percent of revenue and one of the best cash conversion cycles in IES’ history.  Today, we are well-positioned to consider growth opportunities presented in several of our markets.  Let’s briefly take a look at each of our segments:

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In Commercial and Industrial, a return to our core markets and areas of expertise contributed to significant improvements in 2012.  While revenues decreased due to the competitive construction environment and a more disciplined and selective project bidding process and philosophy, we were able to increase profit margins through project execution and reduce the amount of capital employed in the division.  We are focused on further strengthening our positions in our existing markets and solidifying our project estimating and management capabilities.  Finally, we believe there are opportunities to expand our service capabilities and increase our recurring revenue base in our markets in an effort to continue to mitigate the division’s historical earnings volatility.

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Our Communications division had another year of robust revenue growth thanks to its leadership in network infrastructure services for data centers and other mission critical environments.  The Division’s reputation for quality service and unparalleled technical expertise has helped it build an impressive roster of Fortune 100 customers.  These customers are global leaders in the software, financial services, semiconductor, media, and social media industries.  In order to better service our current customers and meet anticipated demand from new customers, we have expanded the division’s employee base and physical infrastructure and expertise into Silicon Valley and North Carolina.  These new locations accommodate business development personnel, data center design engineers and project management personnel.  Looking forward, while we do not expect such significant revenue growth in this division in 2013, we continue to see opportunities for additional service engagements and large projects from our Fortune 100 customer base.

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After five years of revenue declines, our Residential business started to benefit from improvements in the U.S. housing market in 2012.  Despite this upturn, both the single family and multi-family sectors remain very competitive both on bidding and as it relates to attracting and retaining a quality workforce.   In response, our divisional management team has maintained its focus on cost containment, while entering new markets and offering complementary electrical services to the thousands of new housing units we work in each year.  Going forward, Residential will look to capitalize on the improving industry dynamics with an increased focus on capital efficiency and offering additional electrical services.

Focused on Delivering Value to Shareholders

We are focused on return on capital and cash flow to maximize long-term shareholder value. In light of our focus on our capital structure, in 2012, we entered into a new three-year credit facility that provides us the financial flexibility to meet our customers' needs, deliver market leading infrastructure services, and pursue strategic acquisition opportunities.

We believe that we entered 2013 favorably positioned to benefit from the anticipated improvements in the residential markets as well as continued data center growth as the electrical infrastructure market dynamics improve.  Our divisional management will remain focused on building consistent results in our core markets, on achieving a strong record of safety, and on improving returns on risk adjusted capital.

Additional key strategic imperatives for our current divisions include:

●	Increasing recurring revenue streams,

●	Improving our capital efficiency,

●	Executing a disciplined approach to revenue growth, and

●	Building on our “ownership culture” by attracting, retaining and incentivizing the best talent in the industry.

We also remain focused on maximizing the value of our NOL.  We expect our capital returns and our financial capacity to increase in 2013.  In that event, we expect to commit this capital towards acquisitions and investments in additional platforms with similar mindsets, leading market positions and superior returns on capital.  In terms of transaction size, we have and will evaluate acquisitions up to $100 million, but are particularly focused on transaction sizes between $20 and $50 million.  We encourage you to contact us with ideas that meet our criteria as described on our website – www.ies-corporate.com.

I look forward to updating you on our progress throughout the year.  On behalf of the entire Board and the IES employees, we thank you for your continued support and your confidence.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.  These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, fluctuations in operating activity due to downturns in levels of construction, seasonality and differing regional economic conditions; competition in our respective industries, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; a general reduction in the demand for our services; a change in the mix of our customers, contracts and business; our ability to successfully manage projects; possibility of errors when estimating revenue and progress to date on percentage-of-completion contracts; inaccurate estimates used when entering into fixed-priced contracts; challenges integrating  new businesses into the Company or new types of work or new processes into our divisions; the cost and availability of qualified labor; accidents resulting from the physical hazards associated with our work and the potential for accidents; success in transferring, renewing and obtaining electrical and construction licenses; our ability to pass along increases in the cost of commodities used in our business, in particular, copper, aluminum, steel, fuel and certain plastics; potential supply chain disruptions due to credit or liquidity problems faced by our suppliers; loss of key personnel and effective transition of new management; warranty losses, damages or other latent defect claims in excess of our existing reserves and accruals; warranty losses or other unexpected liabilities stemming from former divisions which we have sold or closed; growth in latent defect litigation in states where we provide residential electrical work for home builders not otherwise covered by insurance; limitations on the availability of sufficient credit or cash flow to fund our working capital needs; difficulty in fulfilling the covenant terms of our credit facilities; increased cost of surety bonds affecting margins on work and the potential for our surety providers to refuse bonding or require additional collateral at their discretion; increases in bad debt expense and days sales outstanding due to liquidity problems faced by our customers; changes in the assumptions made regarding future events used to value our stock options and performance-based stock awards; the recognition of potential goodwill, long-lived assets and other investment impairments; uncertainties inherent in estimating future operating results, including revenues, operating income or cash flow; disagreements with taxing authorities with regard to tax positions we have adopted; the recognition of tax benefits related to uncertain tax positions; complications associated with the incorporation of new accounting, control and operating procedures; the financial impact of new or proposed accounting regulations; the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership; credit and capital market conditions, including changes in interest rates that affect the cost of construction financing and mortgages, and the inability for some of our customers to retain sufficient financing which could lead to project delays or cancellations; the sale or disposition of the shares of our common stock held by our majority shareholder, which, under certain circumstances, would trigger change of control provisions in contracts such as employment agreements and financing and surety arrangements; and additional closures or sales of facilities could result in significant future charges and a significant disruption of our operations. You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2012, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including  information concerning its controlling shareholder, net operating losses, restructuring efforts, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this document pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-corporate.com under "Investors." The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.